Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Arcus Biosciences, Inc. 2018 Equity Incentive Plan, the Arcus Biosciences, Inc. 2018 Employee Stock Purchase Plan and the Arcus Biosciences, Inc. 2020 Inducement Plan of our reports dated February 24, 2021, with respect to the consolidated financial statements of Arcus Biosciences, Inc. and the effectiveness of internal control over financial reporting of Arcus Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
February 24, 2021